Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of April 5, 2011

among

Laboratory Corporation of America Holdings,

OCM Acquisition Corp.

and

Orchid Cellmark Inc.

This copy of the Merger Agreement is filed as an exhibit to this Current Report on Form 8-K to provide information regarding its terms and it is not intended to modify or supplement any factual disclosures about Orchid Cellmark Inc. (“Orchid Cellmark”) in its public reports filed with the SEC. In particular, the Merger Agreement is not intended to be, and should not be relied upon as, disclosure regarding any facts and circumstances relating to Orchid Cellmark. The Merger Agreement includes representations, warranties and covenants of Orchid Cellmark, Laboratory Corporation of America Holdings (“LabCorp”) and OCM Acquisition Corp. made solely for the benefit of the parties to the Merger Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the contract among Orchid Cellmark, LabCorp and OCM Acquisition Corp. and may be subject to important qualifications and limitations agreed to by Orchid Cellmark, LabCorp and OCM Acquisition Corp. in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Orchid Cellmark’s SEC filings or may have been used for purposes of allocating risk among Orchid Cellmark, LabCorp and OCM Acquisition Corp. rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Orchid Cellmark, LabCorp and OCM Acquisition Corp. or any of their respective subsidiaries or affiliates.

ii

ANNEXES AND EXHIBITS

Annex I – Conditions of the Offer

Exhibit A – Form of Certificate of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 5, 2011 (this “Agreement”), is among Laboratory Corporation of America Holdings, a Delaware corporation (“Parent”), OCM Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and Orchid Cellmark Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), including, to the extent outstanding, the associated rights to purchase any portion of a share of Series A Junior Participating Preferred Stock (the “Rights”) issued under the Rights Agreement, dated July 27, 2001 and as amended March 31, 2003 between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”) (each share of Common Stock, together with the Rights (if any), being referred to as a “Share” and collectively, as the “Shares”), at a price per Share of $2.80 (such price per share, or such higher price as may be paid in the Offer, is referred to herein as the “Offer Price”), subject to any withholding of Taxes required by Law, net to the seller of such Shares in cash without interest;

WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share, except as otherwise provided herein, will be converted into the right to receive the Offer Price in cash, without interest, subject to any withholding of Taxes required by Law, in accordance with the terms hereof;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”), acting upon the unanimous recommendation of a committee thereof consisting solely of independent directors of the Company Board of Directors (the “Independent Committee”), by resolutions duly adopted, has (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of the Company and the Company’s stockholders, (ii) approved this Agreement and the Transactions, including the Offer, the Merger, and the Top-Up Option, and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable Law, adopt this Agreement; and

WHEREAS, the Board of Directors, or an authorized committee thereof, of Parent and Purchaser have, on the terms and subject to the conditions set forth herein, declared advisable this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable (and in any event within 10 business days) after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase for cash all Shares at the Offer Price.

(b) Subject to the terms and conditions of this Agreement, including the prior satisfaction or waiver of the conditions set forth in Annex I (the “Offer Conditions”), promptly after the latest of (i) the earliest date as of which Purchaser is permitted under applicable Law to accept for payment Shares tendered pursuant to the Offer, (ii) the earliest date as of which each of the Offer Conditions has been satisfied, or waived by Parent or Purchaser, and (iii) the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms, accept for payment each Share validly tendered and not properly withdrawn pursuant to the Offer, and promptly following the acceptance of Shares for payment pursuant to the Offer, pay the Offer Price (without interest) for, each Share validly tendered and not properly withdrawn pursuant to the Offer. The obligation of Purchaser (and of Parent to cause Purchaser) to accept for payment, and pay the Offer Price (without interest) for, each Share validly tendered and not properly withdrawn pursuant to the Offer is subject to, and only to, the satisfaction, or waiver by Parent or Purchaser, of each of the Offer Conditions.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition (as defined in Annex I) and the other conditions set forth in Annex I. Purchaser expressly reserves the right to (x) increase the Offer Price and (y) waive any Offer Condition and make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer in addition to the Offer Conditions or amend or modify any of the Offer Conditions in a manner that adversely affects, or reasonably could adversely affect, the holders of Shares, (vi) change or waive the Minimum Condition, or (vii) extend or otherwise change the expiration date of the Offer in a manner other than as required or permitted by this Agreement.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at 5:00 p.m. (New York City time) on the date that is 21 business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the

Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).

(e) The Offer shall be extended from time to time as follows:

(i) If on or prior to any then scheduled Expiration Date, the only Offer Conditions that have not been satisfied, or waived by Parent or Purchaser if permitted hereunder, are the Minimum Condition, the HSR Condition (as defined in Annex I), and/or the Trading Suspension Condition (as defined in Annex I), then Purchaser shall (and Parent shall cause Purchaser to), at the request of the Company, extend the Offer for one or more successive periods of not more than 10 business days each in order to permit the satisfaction of such conditions, provided such extension of the Offer period does not extend past the earlier of (x) the termination of this Agreement pursuant to Section 7.1 and (y) the date, as applicable, that is (A) 120 days after commencement of the Offer (the “Initial Outside Date”), or (B) 210 days after commencement of the Offer in the event that the HSR Condition shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, by the Initial Outside Date (the “Extended Outside Date”);

(ii) Purchaser may, in its sole discretion, extend the Offer for one or more successive periods of not more than 10 business days each, if at any otherwise scheduled Expiration Date any of the Offer Conditions shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, until the termination of this Agreement pursuant to Section 7.1; and

(iii) Purchaser shall extend the Offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or its staff or The NASDAQ Stock Market LLC (the “NASDAQ”) or its staff, until the termination of this Agreement pursuant to Section 7.1.

(f) Purchaser may, in its sole discretion, provide for one “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. Additionally, in the event that more than 80% of the then outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer following the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to), at the request of the Company, provide for one “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of at least 10 business days immediately following the Expiration Date unless (i) Parent and Purchaser exercise the Top-Up Option or (ii) Parent, Purchaser and their respective Subsidiaries, in the aggregate, own more than 90% of the outstanding Shares. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay the Offer Price (without interest) for, each Share that is validly tendered pursuant to the Offer during such “subsequent offering period” promptly after each such Share is tendered during such “subsequent offering period.”

The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 7.1.

(h) In the event that this Agreement is terminated pursuant to Section 7.1 prior to the Acceptance Time, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer.

(i) As soon as practicable after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file with the SEC, pursuant to Rule 14d-3 and Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and summary advertisement, and other ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any amendments and supplements thereto, and together with the Schedule TO and any amendments and supplements thereto, the “Offer Documents”). The Company will provide to Parent and Purchaser any information with respect to itself and its officers, directors and Affiliates required to be provided in the Offer Documents under applicable Laws or as reasonably requested by Parent and Purchaser. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses before they are submitted to the SEC or its staff, and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Company Board

Recommendation, as such Company Board Recommendation may be amended and for so long as such Company Board Recommendation is not withdrawn (in each case as permitted by this Agreement). If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository, acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

(j) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, Shares pursuant to the Offer.

(k) Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.

Section 1.2 Company Action.

(a) The Company hereby approves of and consents to the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.2(c), contain the Company Board Recommendation. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent and Purchaser will provide to the Company any information with respect to Parent and Purchaser and their respective officers, directors, Affiliates and agents required to be provided in the Schedule 14D-9 under applicable Laws or as reasonably requested by the Company. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses before they are submitted to the SEC or its staff, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of the Shares, and shall promptly furnish Purchaser with such information and assistance (including, but not limited to, lists of holders of the Shares, updated promptly from time to time upon Purchaser’s request, and their addresses, mailing labels and lists of security positions) as Purchaser or its agent may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions contemplated by this Agreement, Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information.

Section 1.3 Directors.

(a) Upon Purchaser accepting for payment and paying for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Acceptance Time”), and at all times thereafter, subject to compliance with the Company Charter Documents, applicable Law and the applicable Listing Rules of the NASDAQ, Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of (i) the total number of directors on the Company Board of Directors (after giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their Affiliates bears to the total number of Shares then outstanding. The Company shall, upon Purchaser’s request at any time following the purchase of and payment for Shares pursuant to the Offer, take all such actions necessary and desirable to (I) appoint to the Company Board of Directors the individuals designated by Purchaser and permitted to be so designated by the first sentence of this Section 1.3(a), including, but not limited to, promptly filling vacancies or newly created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by amending the bylaws of the Company if necessary so as to increase the size of the Company

Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Company Board of Directors, and (II) cause Purchaser’s designees to be so appointed at such time. The Company shall, upon Purchaser’s request following the Acceptance Time, also cause Persons elected or designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of each committee of the Company Board of Directors to the extent permitted by applicable Law and the NASDAQ Listing Rules. From and after the Acceptance Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Listing Rule 5615(c) and make all necessary filings and disclosures associated with such status. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including, not later than 10 calendar days prior to the Expiration Date, mailing to stockholders and filing with the SEC the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected or designated to the Company Board of Directors (the “14(f) Information”). The Company may elect to either (i) mail the 14(f) Information to its stockholders and file the 14(f) Information with the SEC together with the Schedule 14D-9 or (ii) mail the 14(f) Information to its stockholders and file the 14(f) Information with the SEC separately from the mailing and filing of the Schedule 14D-9 (any such separate mailing and filing, being referred to as an “14(f) Information Statement”). Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective Affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) In the event that Purchaser’s designees are elected or designated to the Company Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Company Board of Directors to maintain three directors who are members of the Company Board of Directors on the date hereof, each of whom shall be an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules and eligible to serve on the Company’s audit committee under the Exchange Act and NASDAQ rules, and at least one of whom shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board of Directors) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Company Board of Directors after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board of Directors or the stockholders of the Company as may be required by the Company Charter Documents or applicable Law) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser), (iii) to amend the Company Charter Documents if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser), or (iv) to take any other action of the Company Board of Directors under or in connection with this Agreement if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser); provided, however, that if there shall be no Continuing Directors as a result of such Persons’ deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors.

Section 1.4 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence under the DGCL as a wholly-owned Subsidiary of Parent.

Section 1.5 Closing.

Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third (3rd) business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Hogan Lovells US LLP, Harbor East, 100 International Drive, Suite 2000, Baltimore, Maryland 21202, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.6 Effective Time.

Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) satisfying the applicable requirements of the DGCL and duly executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.7 Effects of the Merger.

The Merger shall have the effects set forth in applicable provisions of Delaware law and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Purchaser shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.8 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.9 Directors and Officers of the Surviving Corporation.

Each of the parties hereto shall take all necessary action to cause the directors and officers of Purchaser immediately prior to the Effective Time to be the directors and officers of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.10 Subsequent Actions.

If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.11 Stockholders’ Meeting.

If approval of the stockholders of the Company is required under the DGCL in order to consummate the Merger:

(a) As promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, the Company shall prepare and file as promptly as practicable with the SEC a proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel with the intention that the Proxy Statement be in a form ready to print and mail to the stockholders of the Company as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable. Parent and Purchaser will provide to the Company any information with respect to Parent and Purchaser and their respective officers, directors, Affiliates and agents required to be provided in the Proxy Statement under applicable Laws or as reasonably requested by the Company. The Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC or its staff with respect to the Proxy Statement. The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses before they are submitted to the SEC or its staff and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.11(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable Law:

(i) (A) as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, duly set a record date for, call and give notice of a special meeting of the Company’s stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its stockholders; and

(iii) use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and (B) secure any approval of stockholders of the Company that is required by the DGCL and any other applicable Law to effect the Merger.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their respective Subsidiaries in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by the DGCL and any other applicable Law to effect the Merger.

Section 1.12 Merger Without Meeting of Stockholders.

Notwithstanding the terms of Section 1.11, in the event that Parent, Purchaser and their respective Subsidiaries shall own of record, in the aggregate, at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under the DGCL (the “Short Form Threshold”), following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and the exercise of the Top-Up Option, if applicable, Parent shall cause the Merger to become effective as promptly as practicable, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

Section 1.13 Top-Up Option.

(a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Offer Price, that number of shares of Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent, Purchaser and their respective Subsidiaries at the time of such exercise, shall constitute one share more than 90% of the shares of Common Stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Common Stock pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); and provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares of Common Stock in excess of the Company’s total authorized and unissued shares of Common Stock (reduced by the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any vested Options, SARs, RSUs, warrants, or other rights to acquire shares of Common Stock outstanding on the date of exercise of the Top-Up Option).

(b) Provided that no applicable Law or other legal impediment shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Purchaser may exercise the Top-Up Option, in whole but not in part, at any one time after the Acceptance Time and prior to the earliest to occur of (i) the Effective Time, (ii) the termination of this Agreement pursuant to Section 7.1 and (iii) five business days following the expiration of any “subsequent offering period” (including any one or more extensions thereof).

(c) In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice,” the date of which notice is referred to herein as the “Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which the Purchaser wishes to receive, and the place, time and date (which, provided that the Top-Up Exercise Notice is received by the Company before 10:00 a.m. (New York City time), may be the same date as the Top-Up Notice Date, but which shall be no later than 10 business days after the Top-Up Notice Date) for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”) as promptly as possible (and no later than the Top-Up Notice Date if the Top-Up Exercise Notice specifies that the Top-Up Closing shall occur on the Top-Up Notice Date and the Top-Up Exercise Notice is received by the Company before 10:00 a.m. (New York City time) on such date).

(d) The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price, without interest. At the Top-Up Closing, Purchaser shall pay such purchase price, at its election, either (i) entirely in cash, or (ii) by paying in cash an amount equal to the aggregate par value of such Top-Up Option Shares (or by paying such greater cash amount as determined by Purchaser) and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall be full recourse against Parent and Purchaser, shall be unsecured and non-negotiable, shall be due one year from the date the Top-Up Option Shares are issued, shall bear simple interest at the rate of 5% per annum and may be prepaid without premium or penalty; provided, however, that upon any Event of Default, all principal and accrued interest thereunder shall immediately become due and payable. The Company shall cause to be issued to Purchaser a certificate or certificates representing the Top-Up Option Shares or, at Parent or Purchaser’s request, or otherwise if the Company does not have certificated shares, the applicable number of non-certificated Top-Up Option Shares represented by book-entry. Such certificates or book-entry notations may include any legends that are required by federal or state securities laws. “Event of Default”

shall mean the occurrence of any one or more of the following events (regardless of the reasons therefor) (i) Parent’s or Purchaser’s failure to pay or discharge its obligations in full in accordance with the terms of the promissory note, (ii) Parent’s or Purchaser’s failure to observe or perform any other material covenant, obligation, condition or agreement contained in the promissory note which failure remains unremedied for more than 30 days after written notice of such failure has been delivered to Parent or Purchaser, (iii) the commission of any act of bankruptcy by Parent or Purchaser, the execution by Parent or Purchaser of a general assignment for the benefit of creditors, the filing by or against Parent or Purchaser of a petition in bankruptcy or any petition for relief under the federal bankruptcy act and the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of Parent or Purchaser, or (iv) the liquidation, dissolution or winding up of Parent or Purchaser, whether voluntary or involuntary.

(e) Parent and Purchaser acknowledge that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

(f) In the event Purchaser delivers a Top-Up Exercise Notice to the Company, the Company shall promptly amend the Rights Agreement, if needed, to delete the requirement that the Company reserve any shares of capital stock of the Company necessary to satisfy the Company’s obligations under the Rights Agreement.

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK; EXCHANGE

OF CERTIFICATES; COMPANY STOCK OPTIONS

Section 2.1 Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holder of any Shares or of any shares of capital stock of Purchaser:

(a) Capital Stock of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any Shares that are owned by the Company as treasury stock or owned by any direct or indirect wholly-

owned Subsidiary of the Company immediately prior to the Effective Time, and any Shares owned by Parent, Purchaser or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”). The Shares that are so converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c) are referred to herein as the “Merger Shares.”

(d) Adjustment to Merger Consideration. Without duplication to the effects of Section 1.1(j), the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing or who otherwise did not validly waive their right to appraisal) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such stockholder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of the DGCL to perfect or demand appraisal rights. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option, the Top-Up Option Shares or any promissory note delivered by Parent or Purchaser to the Company in payment, or other payment by Parent or Purchaser, for the Top-Up Option Shares. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in connection with the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall deposit the aggregate Merger Consideration to which holders of Merger Shares shall become entitled pursuant to Section 2.1(c) with the Paying Agent, for the benefit of the holders of the Merger Shares outstanding immediately prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.

(b) Payment Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Merger Share (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Certificates”) and to any uncertificated Merger Shares held in book-entry form (“Uncertificated Shares”) shall pass, only upon delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent, and which shall be in such form and shall have such other provisions as is customary) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for payment of the Merger Consideration. Upon (i) surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may require) in the case of book-entry transfer of Uncertificated Shares, the holder of such Certificate or Uncertificated Shares shall be entitled to receive promptly in exchange therefor the Merger Consideration, without interest, for each Merger Share formerly represented by such Certificate or Uncertificated Share, and the Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Shares is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration in respect thereof or shall have established to the reasonable satisfaction of the

Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid in respect of the Merger Shares upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Merger Shares previously represented by such Certificates or Uncertificated Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Merger Shares shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration to be paid in consideration therefor, without interest, upon compliance with the provisions of Section 2.2(b) or as otherwise provided by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount and upon such customary terms as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Merger Shares formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following 12 months after the Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Merger Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or transfer of any Uncertificated Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Offer Price, the Merger Consideration and the Stock Option Payments otherwise payable to a holder of Shares, Merger Shares or 2005 Options, as applicable, pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld, (i) Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, shall remit such withheld amounts to the applicable Governmental Authority, and (ii) the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Company Stock Options.

(a) Prior to the Acceptance Time, the Company shall take all actions necessary to provide that (i) each Option outstanding as of the Closing Date shall be fully vested and exercisable prior to the Effective Time, (ii) each Option (other than Options under the 2005 Stock Plan) outstanding immediately prior to the Effective Time (each, a “Non-2005 Option”) shall be canceled and terminated and of no further force or effect as of the Effective Time and (iii) each Option outstanding under the 2005 Stock Plan immediately prior to the Effective Time (each, a “2005 Option,”) shall be canceled and terminated and of no further force or effect as of the Effective Time and, unless exercised prior to the Effective Time, shall, to the extent the exercise price thereof is less than the Merger Consideration, instead represent solely the right to receive from the Company payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(g)) of an amount equal to the product of (A) the total number of shares of Common Stock subject to such 2005 Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such 2005 Option (each such amount payable hereunder, if any, or any other amount paid in respect of a 2005 Option, a “Stock Option Payment”). The Company shall pay the Stock Option Payments, if any, promptly following the Effective Time to the persons entitled thereto in accordance with the Company’s standard payroll practices.

(b) Prior to the Acceptance Time, the Company shall take all actions necessary to provide holders of Options with written notice that (i) their Options may be fully exercised prior to the Effective Time and (ii) as of the Effective Time, all Options shall be canceled and terminated and of no further force or effect as described in Section 2.3(a).

(c) Prior to the Effective Time, the Company shall take all actions necessary to terminate all the Company Stock Plans (as defined herein) effective at or prior to the Effective Time that have not previously been terminated.

(d) Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company shall not, at the Effective Time, be bound by any options, stock appreciation rights, or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof other than the Stock Option Payment, if any.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser as follows, except as set forth in (i) the disclosure schedule, with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be disclosed with respect to any other section or subsection of this Agreement to the extent such disclosure is accompanied by an appropriate cross reference to such other section or subsection), delivered by the Company to Parent simultaneously with the execution of this Agreement and signed by an authorized officer of the Company solely in his or her capacity as an officer of the Company (the “Company Disclosure Schedule”) and (ii) the Company SEC Documents filed with the SEC since January 1, 2010 and prior to April 4, 2011 and publicly available on the SEC’s EDGAR system (the “Recent SEC Documents”) (but only as and to the extent specifically set forth on the face thereof (and not incorporated by reference therein) and excluding (A) any disclosure that constitutes a “risk factor,” including disclosures contained in the “Risk Factors” sections of such Recent SEC Documents, that relates to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature, including disclosures contained in the “Forward-Looking Statements” sections of such Recent SEC Documents, or any disclosures referred to in the “Unresolved Staff Comments” sections of such Recent SEC Documents and (B) any documents filed as exhibits to such Recent SEC Documents to the extent the information is only set forth in such exhibits); provided that the foregoing exception in clause (ii) shall not apply to the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.20, 3.21 and 3.22.

Section 3.1 Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and (to the extent such concept exists in the relevant jurisdiction) in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and (to the extent such concept exists in the relevant jurisdiction) is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, a “Company Material Adverse Effect” shall mean any event, circumstance, change, occurrence or effect, whether or not such event, circumstance, change, occurrence or effect would be inconsistent with the representations and warranties of the Company under this

Agreement, that (i) is materially adverse to, or has a material adverse effect on, the business, properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; or (ii) prevents or materially adversely affects the Company’s ability to perform its obligations under this Agreement or to consummate the Transactions, excluding any such event, circumstance, change, occurrence or effect arising out of, resulting from or attributable to: (A) acts of war or major armed hostilities, sabotage, or terrorism or any escalation or worsening of any acts of war, major armed hostilities, sabotage or terrorism; (B) compliance with the terms of, or the taking of any action required by, this Agreement; (C) changes in GAAP; (D) any change in the price or trading volume of the Common Stock in and of itself (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect); (E) any change in any analyst rating of the Company in and of itself (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect); (F) the announcement or pendency of the Transactions; (G) changes affecting the industries in which the Company and its Subsidiaries operate, other than changes that have a disproportionate adverse impact on the Company and its Subsidiaries taken as a whole compared to other businesses competing in such industries; and (H) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or predictions of revenue, earnings or other financial measure (it being understood (i) that the circumstances giving rise to or contributing to such failure, including any decrease in revenue or earnings or any other adverse change in any other financial measure from past experience, may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect, and (ii) that nothing contained in this clause (H) shall be deemed to qualify the covenants set forth in Sections 5.1(f) and (g) for purposes of determining whether the Offer Condition set forth in paragraph (2)(ii)(c) of Annex I has been met).

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable (to the extent such concepts are applicable) and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States or the laws of any jurisdiction in which such Subsidiary is incorporated (collectively, “Liens”)). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has delivered or made available to Parent correct and complete copies of its certificate of incorporation and bylaws, as amended (the “Company Charter Documents”), and correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary

Organizational Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions in any material respect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock, and (ii) 5,000,000 shares of preferred stock, of which 5 shares are designated shares of Series A Convertible Preferred Stock, par value $0.001 per share and 1,000,000 shares are designated shares of Series A Junior Participating Preferred Stock, par value $0.001 per share (the stock referred to in clause (ii) “Preferred Stock”). At the close of business on April 4, 2011, (i) 29,992,186 shares of Common Stock were issued and outstanding, (ii) 163,259 shares of Common Stock were held by the Company in its treasury, (iii) 70,487 shares of Common Stock were reserved for issuance under the 1995 Stock Plan (of which 70,487 shares of Common Stock were subject to outstanding Options granted under the 1995 Stock Plan), (iv) 3,616,272 shares of Common Stock were reserved for issuance under the 2005 Stock Plan (of which 2,647,673 shares of Common Stock were subject to outstanding Options granted under the 2005 Stock Plan), and (v) no shares of Preferred Stock were issued or outstanding. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of April 4, 2011, of all outstanding Options or other rights to purchase or receive shares of Common Stock granted under the 1995 Stock Plan and the 2005 Stock Plan, and, for each such Option or other right, the number of shares of Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. No Options or other rights to purchase or receive any shares of Common Stock or other equity securities of the Company are outstanding under any Company Stock Plan, other than the 1995 Stock Plan and the 2005 Stock Plan. Since January 1, 2010, the Company has not declared or paid any dividend or declared or made any distribution on any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Since January 1, 2010, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the exercise of Options issued under the 1995 Stock Plan or 2005 Stock Plan. Except (A) as set forth above in this Section 3.2(a), (B) the Top-Up Option or (C) as otherwise expressly permitted by Section 5.1 hereof, as of the date of this Agreement there are not, and as of the Acceptance Time and the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company or representing the right to purchase or otherwise receive any Common Stock.

(b) None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Merger, to the receipt of Company Stockholder Approval, if required by applicable Law. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, have been duly authorized and approved by the Company Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, subject, in the case of the Merger, to the receipt of Company Stockholder Approval, if required by applicable Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board of Directors, at a meeting duly called and held, acting upon the unanimous recommendation of the Independent Committee, has (i) determined that this Agreement, the Offer, the Merger and the other Transactions are advisable, fair to, and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable Law, adopt this Agreement ((i), (ii), and (iii) being referred to collectively as the “Company Board Recommendation”).

(c) None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger, the exercise by Purchaser of the Top-Up Option, the consummation by the Company of the Transactions, or the compliance by the Company with any of the terms or provisions hereof, will (subject, in the case of the Merger, to the receipt of Company Stockholder Approval, if required by applicable Law):

(i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Organizational Documents; or

(ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected except, in the case of clauses (x) and (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that, individually or in the aggregate, are not, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(d) In the event that Section 253 of the DGCL is inapplicable and unavailable to effect the Merger, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.4 Governmental Approvals, Filings and Consents.

Except as set forth on Section 3.4 of the Company Disclosure Schedule and for consents, approvals, filings and/or notices pursuant to or required by (a) the SEC, including (1) a Proxy Statement if stockholder approval of the Merger is required under applicable Law, (2) the Schedule 14D-9, (3) the 14(f) Information, (4) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Offer and the Merger, and (4) any other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations promulgated thereunder, (b) the NASDAQ, (c) the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the HSR Act and Applicable Foreign Competition Laws, and (e) any Accrediting Entity, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

Section 3.5 Company SEC Documents; Undisclosed Liabilities; Related Matters.

(a) The Company has timely filed and furnished all reports, schedules, forms, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Company with the SEC since January 1, 2008 (collectively, and together with all documents incorporated by reference therein, but excluding any exhibits filed therewith to the extent the information set forth therein is not incorporated by reference into such report, schedule, form, prospectus, registration, proxy or other statement, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) and if later amended or superseded, then as of the date of such later filing, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (i) at the time filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by SEC rules and regulations, including Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c) Except as set forth on Section 3.5 of the Company Disclosure Schedule, since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(d) The management of the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company in a manner that allows timely decisions regarding required disclosure.

(e) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is effective in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity GAAP, (ii) that receipts and expenditures are made in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the Knowledge of the Company, the Company has not received any complaints regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters. To the Knowledge of the Company, the Company has not identified any currently existing material weaknesses in the design or operation of internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when due.

(f) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g) The date of each Option that is reflected in the Company’s books and records is the actual date of grant thereof (as determined under GAAP). The financial statements of the Company included in the Company SEC Documents fairly reflect in all material respects amounts required to be shown as expense in connection with the grant and/or amendment of any Option.

(h) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2010 (the “Company Balance Sheet” and such date, the “Balance Sheet Date”) (including the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2011, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that are immaterial in amount or significance to the business, financial condition or results of operation of the Company and its Subsidiaries taken as a whole, or (iii) that, individually or in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect.

(i) Section 3.5(i) of the Company Disclosure Schedule sets forth the Company’s cash and cash equivalents and available-for-sale securities as of February 28, 2011 (calculated in a manner consistent with the calculation of such balance sheet items on the Company Balance Sheet). As of February 28, 2011, except as set forth in Section 3.5(i) of the Company Disclosure Schedule, the Company had no debt (calculated in a manner consistent with the Company’s historical practice in the preparation of the Company’s consolidated financial statements).

Section 3.6 Absence of Certain Changes or Events.

Since the Balance Sheet Date, (a) there has not been any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (b) the Company and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business consistent with past practice; (c) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.1 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision; and (d) there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any tangible asset of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Legal Proceedings.

Except as set forth on Section 3.7 of the Company Disclosure Schedule, and for those matters addressed in Section 3.12 and in Section 3.12 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.7 of the Company Disclosure Schedule, and for those matters addressed in Section 3.12 and in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently subject to any settlement agreement or stipulation with respect to any legal, administrative, arbitral or other proceeding, claim, suit or action.

Section 3.8 Compliance With Laws; Permits; Accreditations; Illegal Payments.

(a) Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, and for those matters which are addressed in Section 3.12 and in Section 3.12 of the Company Disclosure Schedule, the Company and its Subsidiaries are, and during the last three years have been, in compliance with all Laws applicable to the Company or to any of its

Subsidiaries, any of their properties or other assets or any of their businesses or operations, except for any non-compliance that has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Such Laws include, but are not limited to, United States Laws, European Union Laws and the laws of the United Kingdom of Great Britain and Northern Ireland governing DNA and other laboratory testing for forensic, family relationship, animal, agricultural or other applications for which any testing performed by the Company or any of its Subsidiaries may be used.

(b) Section 3.8(b) of the Company Disclosure Schedule contains a complete list of all material licenses, franchises, permits, certificates, approvals, variances, registrations, permissions, accreditations and authorizations from Governmental Authorities, or required by any Law or any Governmental Authority to be obtained, in each case necessary for the lawful conduct of the businesses of the Company and of each Subsidiary (collectively, “Permits”) other than for Environmental Permits, which are addressed in Section 3.12. The Company and its Subsidiaries are, and during the last three years have been, in compliance with the terms of all Permits, except for any non-compliance that has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Permits is valid and in full force and effect. Neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) has claimed or alleged that the Company or any Subsidiary of the Company was not in material compliance with any Law applicable to the Company or any Subsidiary of the Company, any of their properties or other assets or any of their businesses or operations or not in compliance with the provisions or obligations of any Permits held by the Company or any Subsidiary of the Company or (b) was considering the amendment, suspension, restriction, termination, revocation or cancellation of any Permit or the imposition of any fine, penalty or other sanctions for violation of any requirements relating to any Permit. The consummation of the Transactions, in and of itself, will not cause the termination, revocation or cancellation of any Permit.

(c) The Company and its Subsidiaries, through each of its laboratories are, and during the last three years have been, in compliance with the accreditation standards (the “Accreditation Standards”) of the American Society of Crime Lab Directors/Laboratory Accreditation Board, the National Forensic Science Testing Center, the American Association of Blood Banks, the United Kingdom Accreditation Service or any other third-party accreditation standards generally established in the DNA testing industry in the United States and the United Kingdom applicable to the Company or its Subsidiaries in connection with the operation of each such laboratory or required by any contract or agreement of the Company or any of its Subsidiaries (the “Accrediting Entities”), a complete list of which is set forth on Section 3.8(c) of the Company Disclosure Schedule, except for any non-compliance that has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries hold all material certificates, approvals and authorizations required to be obtained to maintain accreditation by the Accrediting Entities (the “Accreditation”). Neither the Company nor any of its Subsidiaries has received written notice to the effect that any Accrediting Entity (i) claimed or alleged that the Company or any Subsidiary was not in compliance with the Accreditation Standards, or (ii) was considering the amendment, suspension, restriction, termination, revocation or cancellation of any

Accreditation. The consummation of the Transactions, in and of itself, will not cause the termination, revocation or cancellation of any Accreditation.

(d) In connection with any business of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any directors, officers, employees, or agents of the Company or any of its Subsidiaries have directly or indirectly, overtly or covertly, in violation of any Law (i) made, agreed to make, or instructed the making of, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person (including, in the case of an individual, any family members of such Person and in the case of an entity, any Affiliates of such entity), regardless of form, whether in money, property or services, including (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or to pay for special concessions already obtained for or in respect of the Company, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

Section 3.9 Information in Proxy Statement; Offer Documents; the Schedule 14D-9 and the 14(f) Information Statement.

(a) The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date first mailed to the Company’s stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b) The information supplied by the Company expressly for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the 14(f) Information Statement (if any) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 or 14(f) Information Statement (if any) based on information furnished by Parent or Purchaser expressly for inclusion therein.

Section 3.10 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown on any return).

(b) To the Knowledge of the Company, no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that is not accurately reflected as a liability on the Company Balance Sheet.

(c) The Company and its Subsidiaries have disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable Law, and is in possession of supporting documentation as may be required under any such provision.

(d) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid by them in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) Neither the Company nor any of its Subsidiaries has been subject to a written claim by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(g) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received by the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(i) The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(j) As of the Closing, neither the Company nor any of its Subsidiaries will be a party to any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.

(k) There are no Liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with generally accepted accounting principles) upon any of the assets of the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) except for any group of which the Company was the common parent corporation.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(n) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(o) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service (“IRS”) with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(p) The Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(q) The unpaid Taxes of the Company and its Subsidiaries (A) did not as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(r) For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other employee benefit plans, pensions (including any annuities), policies, agreements, arrangements, payroll practices, or benefits with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, including (A) employment, individual consulting or other compensation agreements, (B) bonus or other incentive compensation, (C) stock purchase, equity or equity-based compensation, (D) deferred compensation, (E) director, officer or employee loans, and (F) change in control, retention, termination, retirement, severance, death, sick leave, vacation, salary continuation, health or life insurance and educational assistance plans, policies, agreements, arrangements or benefits (collectively, the “Company Plans”). No Company Plan is subject to Title IV of ERISA or is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination or opinion letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Plans.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d) The Company Plans intended to qualify under Section 401 or for other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code have received a determination from the IRS that they are so qualified or are the subject of a favorable opinion letter, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.

(e) All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made.

(f) There are no pending actions, claims or lawsuits arising from or relating to the Company Plans or the assets thereof (other than routine benefit claims), nor does the Company have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit that would, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(g) Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, none of the Company Plans provide for post-employment life insurance or health insurance coverage or benefits for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(h) Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(i) Except as set forth on Section 3.11(i) of the Company Disclosure Schedule, any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes.

(j) All arrangements that would be considered “deferred compensation” for purposes of Section 409A of the Code are in compliance with Section 409A of the Code. Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with the applicable requirements of Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder. None of the Transactions will result in a deferral of compensation under any Company Plan that is subject to Section 409A of the Code. Each Option issued under any Company Plan (or any predecessor plan providing for the issuance of options to employees of the Company or any of its Subsidiaries) that has been exercised has been properly treated by the Company as an incentive stock option under Code Section 422 or as a nonstatutory option, as applicable. All Options granted under any Company Plan were granted with an exercise price at least equal to the fair market value of the Common Stock on the date of grant of such Option and no Option has been amended to reduce the exercise price from that in effect on the date of grant (except pursuant to non-discretionary antidilution provisions governing such Option).

(k) Section 3.11(k) of the Company Disclosure Schedule sets forth a correct and complete schedule of all employees, workers and officers of the UK Subsidiary, including: (i) current remuneration, (ii) commencement date, (iii) length of notice necessary to terminate, (iv) job title, and (v) type of contract (whether full or part time, fixed term or permanent) in relation to each employee, worker and officer.

(l) Section 3.11(l) of the Company Disclosure Schedule sets forth a correct and complete schedule of standard form contracts, handbooks, policies or other documents applicable to employees, workers and officers of the UK Subsidiary.

(m) Section 3.11(m) of the Company Disclosure Schedule sets forth a correct and complete schedule of all terminations of contracts of employment or contracts for service by the UK Subsidiary since January 1, 2008.

(n) There are no outstanding disciplinary or grievance matters pending before any Governmental Authority, nor, to the Knowledge of the Company, are there any outstanding claims (or circumstances reasonably expected to give rise to such a disciplinary or grievance process or claim), against the UK Subsidiary by any Person who is now or has been an employee, worker, officer, agent or consultant of the UK Subsidiary.

(o) There are no sums owing to or from any employee, worker, officer, agent or consultant of the UK Subsidiary other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

(p) There are no inquiries or investigations pending or, to the Knowledge of the Company, threatened against the UK Subsidiary by any Governmental Authority, in particular but without limitation, the Equality and Human Rights Commission or any health and safety body and, to the Knowledge of the Company, there are no facts or circumstances which may give rise to such inquiry or investigation.

(q) Neither the Company nor the UK Subsidiary has any outstanding undischarged liability to pay to any Governmental Authority any contribution, tax or other impost arising in connection with the employment or engagement of any employee, worker, officer, agent or consultant of the UK Subsidiary. Except as set forth on Section 3.11(q) of the Company Disclosure Schedule, since January 1, 2008 no employee, worker or officer or former employee, worker or officer of the UK Subsidiary has had his contract of employment transferred to the UK Subsidiary from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied to the transfer of that contract.

(r) The Pension Plan is the only pension scheme in which the UK Subsidiary participates or has participated as an employer. All benefits under the Pension Plan are provided on a money purchase basis. There is no obligation to provide benefits under the

Pension Plan other than as set out in the terms of the Pension Plan or as disclosed in Section 3.11(r) of the Company Disclosure Schedule which sets forth a correct and complete list of each employee’s contractual entitlement to pension contributions to the Pension Plan from the UK Subsidiary. The UK Subsidiary has not given any undertaking or assurance to any of the current or former employees, workers or officers of the UK Subsidiary as to (i) the continuance, introduction, increase or improvement of any benefits (whether or not there is any legal obligation to do so) or (ii) the level or amount of benefits to be provided under the Pension Plan.

(s) All death in service benefits of the employees, workers or officers of the UK Subsidiary are fully insured and all insurance premiums payable in respect of such benefit by the UK Subsidiary have been duly paid to the relevant insurance company.

(t) To the Knowledge of the Company, none of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor, to the Knowledge of the Company, has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for any such non-compliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 1, 2009.

(u) The Company Board of Directors, at a meeting duly called and held, has determined that each of the members of the Compensation Committee of the Company Board of Directors (the “Compensation Committee”) is, and the Company represents and warrants that each of the members of the Compensation Committee is and at the Expiration Date will be, “independent directors” as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and eligible to serve on the Compensation Committee under the Exchange Act and all applicable NASDAQ Listing Rules. On or prior to the date hereof, the Compensation Committee, at a meeting duly called and held, approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act.

Section 3.12 Environmental Matters.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with Environmental Laws, and, except for any matters that have been fully and finally resolved without further liability to the Company and its Subsidiaries, at all other times, have been, in material compliance with all Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has assumed by Contract any material liability under any Environmental Law. There are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts, circumstances, or conditions existing, initiated or occurring that could reasonably be expected to (i) form the basis of an Environmental Claim against the Company or any of its Subsidiaries; (ii) cause the Company or any of its Subsidiaries to incur material Environmental Damages; or (iii) cause any of the Owned Real Property or Leased Real Property to be subject to any material restrictions on its ownership, occupancy, use or transferability.

(c) The Company and its Subsidiaries maintain all material Environmental Permits necessary to operate the business or assets of the Company and its Subsidiaries as currently operated, and Section 3.12(c) of the Company Disclosure Schedule sets forth a complete list of all such material Environmental Permits.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the following are present at the Owned Real Property and the Company or its Subsidiaries have not installed or used any of the following in connection with their business at the Leased Real Property: (A) underground storage tanks; (B) any landfill or other solid waste management unit for the treatment or disposal of Hazardous Materials; (C) filled in land or wetlands; (D) PCBs; (E) toxic mold; (F) lead-based paint; or (G) asbestos-containing materials.

(e) Except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, there has been no Release of Hazardous Materials at, on, under or from: (A) the Owned Real Property; (B) to the Knowledge of the Company, any real property formerly owned, operated or leased by the Company or its Subsidiaries, during the period of such ownership, operation, or tenancy; or (C) to the Knowledge of the Company, the Leased Real Property.

(f) The Company and its Subsidiaries have made available to Parent copies of all environmental assessments, reports and audits in their possession or under their control that relate to their compliance with Environmental Laws or the environmental condition of any real property that the Company or any of its Subsidiaries has owned, operated or leased.

(g) Neither the Company nor any of its Subsidiaries has received written notice that the Owned Real Property, the Leased Real Property, or any property to which Hazardous Materials originating on or from such properties or the businesses or assets of the Company or any Subsidiary has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remediation under Environmental Laws.

(h) No authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the Transactions contemplated hereby.

(i) For purposes of this Agreement:

(i) “Environmental Claims” means all demands, claims, Liens, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, or notices of potential responsibility pursuant to Environmental Laws.

(ii) “Environmental Damages” means losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and experts’ fees and disbursements, sanctions and penalties, pursuant to Environmental Laws or with respect to Hazardous Materials.

(iii) “Environmental Laws” means all Laws relating to pollution or Hazardous Materials or protection of human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

(iv) “Environmental Permits” means all governmental permits, licenses, certificates and approvals required under Environmental Laws.

(v) “Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any asbestos, toxic mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

(vi) “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, migration, release or disposal of Hazardous Materials from any source into or upon the environment.

(vii) “Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

Section 3.13 Contracts.

(a) Set forth on Section 3.13(a) of the Company Disclosure Schedule is a list of each Contract to which the Company or any Subsidiary of the Company is a party to or by which the Company or any Subsidiary, or any of their respective assets, is bound that, as of the date hereof:

(i) would be considered a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) is a customer, client or supply Contract that involves total consideration in excess of $100,000;

(iii) contains any non-compete or exclusivity provisions that purport to (A) limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business in any material respect or (B) restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services in any material respect;

(iv) creates any partnership, limited liability company, joint venture, or other similar agreement or Contract with a third party;

(v) provides for the acquisition, sale, lease, exchange or option to purchase any material properties or assets of the Company or any Subsidiary;

(vi) provides for the Company or any Subsidiary to indemnify or hold harmless any director or officer of the Company or any Subsidiary or any Affiliate of the Company;

(vii) is a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, and including any Contract regarding any bonding facility or financial assurance program;

(viii) provides for interest rate caps, collars or swaps, currency hedging or any other similar agreement to which the Company or any Subsidiary of the Company is a party;

(ix) relates to the voting or registration for sale under the Securities Act of any securities of the Company;

(x) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, is a (1) lease or rental Contract, (2) consulting Contract, (3) indemnification Contract, (4) license or royalty Contract or any other Contract relating to any Intellectual Property Rights, or (5) Contract granting a right of first refusal or first negotiation;

(xi) provides for the treatment, storage, disposal and/or transportation of Hazardous Materials;

(xii) is otherwise material to the operation, or is outside the ordinary course, of the Company’s and its Subsidiaries’ businesses; or

(xiii) represents any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any Government Contract or Government Bid required to be listed on Section 3.14(a) of the Company Disclosure Schedule and any and all other Contracts entered into in accordance with Section 5.1 are each referred to herein as a “Material Contract” and collectively as the “Material Contracts”).

(b) The Company has heretofore delivered or made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(c) Each of the Material Contracts is in full force and effect and is enforceable in accordance with its terms by the Company and each of its Subsidiaries that is a party thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.13(c) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed to continue any Material Contract in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract.

Section 3.14 Government Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Government Contract and Government Bid to which the Company or any of its Subsidiaries is a party or by which either the Company or any of its Subsidiaries is bound.

(b) (i) The Company and its Subsidiaries have complied with all material terms and conditions of each Government Contract and, to the Knowledge of the Company, each Government Bid to which it or its Subsidiaries is a party; (ii) the Company and its Subsidiaries have complied with the requirements of any Law pertaining to such Government Contract and, to the Knowledge of the Company, Government Bid, including, but not limited to, any applicable export control laws and regulations, data privacy laws and regulations, and any applicable procurement or acquisition laws or regulations, including but not limited to the Federal Acquisition Regulation and applicable agency supplements, the Anti-Kickback Act of 1986, 41 U.S.C. 51, and the Procurement Integrity Act, 41 U.S.C. 423, except where the failure to comply has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; (iii) all representations and certifications made by the Company or any Subsidiary with respect to a Government Contract or, to the Knowledge of the Company, a Government Bid were accurate in all material respects as of their effective date, and the Company has complied with such representations and certifications in all material respects; (iv) to the Knowledge of the Company, no default termination notice, cure notice, suspension of contract award notice, show cause notice or suspension order has been issued and remains unresolved with respect to any such Government Contract, and no event, condition or omission has occurred or exists that would constitute grounds for such action; (v) neither the United States Government, the British Government, the Commission of the European Communities, nor any prime contractor, subcontractor, vendor or other third party has notified the Company in writing that the Company has breached or violated any Law pertaining to such Government Contract or Government Bid; and (vi) no money due to the Company pertaining to any such Government Contract or Government Bid has been withheld or set off.

(c) (i) To the Knowledge of the Company, neither the Company, nor any of its Subsidiaries or employees is or has been under any administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company in relation to any such Government Contract or Government Bid; (ii) to the Knowledge of the Company, there is neither any pending audit or investigation of the Company or its Subsidiaries, including, without limitation, incurred cost audits and accounting system reviews, nor has there been any audit or investigation of the Company or any of its Subsidiaries which resulted in any adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any such Government Contract or Government Bid; (iii) to the Knowledge of the Company, no cost incurred by the Company or its Subsidiaries pertaining to any such Government Contract or Government Bid has been disallowed by any Governmental Authority or is the subject of an investigation and, to the

Knowledge of the Company, there is no basis upon which any such incurred cost will be disallowed in the future by any Governmental Authority; and (iv) neither the Company nor any Subsidiary has made any disclosure to any Governmental Authority with respect to any alleged, unresolved irregularity, misstatement or omission arising under or relating to any such Government Contract or Government Bid.

(d) Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, there are (i) no outstanding claims against the Company or its Subsidiaries, either by a Governmental Authority or by any prime contractor, subcontractor, vendor, supplier or other third party arising under or relating to any Government Contract or Government Bid to which the Company is a party; and (ii) no outstanding disputes between the Company or any Subsidiary and any Governmental Authority under the Contract Disputes Act of 1978, as amended (“Contract Disputes Act”) or any other statute, or between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid. No Governmental Authority has any pending or, to the Knowledge of the Company, potential claim against the Company or its Subsidiaries arising under or relating to any Government Contract or Government Bid to which the Company or any of its Subsidiaries is a party.

(e) To the Knowledge of the Company, all Government Contracts have been awarded to the Company or its Subsidiaries in compliance with all applicable Laws. There are no Government Contracts or Government Bids to which the Company or any of its Subsidiaries is a party or bound premised on the Company or any of its Subsidiaries having 8(a) status, small business status, small disadvantaged business status, protégé status or other preferential status, except as set forth on Section 3.14(e) of the Company Disclosure Schedule.

Section 3.15 Title to Properties.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of all real property currently owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) or formerly owned by the Company or any of its Subsidiaries, and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property.

(b) Section 3.15(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been delivered or made available to Parent.

(c) The Company or one of its Subsidiaries has good and valid title to all Owned Real Property and the Company and its Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their other material tangible properties and assets, free and clear of all Liens except (i) statutory liens securing payments not yet due, (ii) security interests, mortgages and pledges that are disclosed in the Recent SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Recent SEC Documents, and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted.

(d) The Company or one of its Subsidiaries is the lessee or sublessee of all Leased Real Property. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all Real Property Leases.

Section 3.16 Intellectual Property.

(a) For purposes of this Agreement:

(i) “Company Intellectual Property” means all Intellectual Property Rights used by the Company or its Subsidiaries in the conduct of the business of the Company or any of its Subsidiaries, or owned by the Company or any of its Subsidiaries.

(ii) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) registered or unregistered trademarks, service marks, trade dress rights, trade names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(iii) “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks, other material Marks, and registered Copyrights owned or filed by the Company or any of its Subsidiaries and included in the Company Intellectual Property, identifying for each such item of Company Intellectual Property, if applicable, (a) the record owner, (b) the status, and (c) the jurisdictions in which each item has been issued or registered or in which any application for such issuance and registration has been filed.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right or license to use or practice any rights under any Company Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of the Company, or its Subsidiaries, as the case may be, enforceable in accordance with their respective terms, and, to the Knowledge of the Company, there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or its Subsidiaries, as the case may be, under any such License Agreement. The Company and/or one of its Subsidiaries either owns (free and clear of all Liens), licenses under the License Agreements listed on Section 3.16(c) of the Company Disclosure Schedule, or otherwise possesses all necessary rights to use, all Company Intellectual Property. The Company Intellectual Property owned by or licensed to the Company and/or its Subsidiaries include all Intellectual Property Rights necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted.

(d) The use or practice of the Company Intellectual Property by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company’s products or services or the Company Intellectual Property, and the operation of the Company’s and its Subsidiaries’ businesses do not, to the Knowledge of the Company, infringe, violate, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer, dispose of or commercially exploit any Company Intellectual Property, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened claim.

(e) To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating,

misappropriating or otherwise misusing any Company Intellectual Property, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries).

(f) To the Knowledge of the Company, no Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized by the Company to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a written confidentiality or written non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property. The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality and value of all Trade Secrets of the Company or its Subsidiaries. Each employee, consultant and independent contractor of the Company and each of its Subsidiaries who has had access to any Trade Secret of the Company or any of its Subsidiaries has entered into a written non-disclosure agreement with the Company and/or its Subsidiaries in a form provided to Parent. Each employee, consultant and independent contractor of the Company and each of its Subsidiaries who has contributed to the development of any Company Intellectual Property has entered into a written invention assignment agreement with the Company and/or its Subsidiaries in a form provided to Parent.

(g) All necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof in connection with issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property owned by the Company or any of its Subsidiaries have been timely paid, and all necessary documents and certificates in connection with issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property owned by the Company or any of its Subsidiaries have been timely filed with the relevant patent, trademark, copyright or other relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property, except for any such fees or filings the failure of which to pay or to timely file would not reasonably be expected to have a Company Material Adverse Effect.

(h) Except as disclosed on Section 3.16(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property Right, or other third Person, with respect to the use thereof or in connection with the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

(i) Section 3.16(i) of the Company Disclosure Schedule sets forth a correct and complete list of all Software that is material to the operation of the business of the Company or any of its Subsidiaries, identifying whether each such item of Software is (i) owned exclusively by the Company or any of its Subsidiaries, or (ii) used by the Company or its Subsidiaries pursuant to an identified license agreement.

(j) The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology that are necessary for the operations of the Company’s and its Subsidiaries’ businesses.

(k) The consummation of the Transactions will not result in the loss or impairment of the Surviving Corporation’s right to own or use any Company Intellectual Property owned by the Company or its Subsidiaries, or, except as set forth on Section 3.16(k) of the Company Disclosure Schedule, any of the Company Intellectual Property licensed to the Company or its Subsidiaries pursuant to a License Agreement, except for such loss or impairment as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(l) Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any right or license with respect to any Company Intellectual Property to any third Person pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.

(m) Except as set forth in Section 3.16(m) of the Company Disclosure Schedule, no Company Intellectual Property has been developed with funding received under a Government Contract.

Section 3.17 Insurance.

Section 3.17 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Transactions, in and of itself, will not cause the termination, revocation or cancellation of any Policy.

Section 3.18 Privacy and Data Protection.

(a) The Company and its Subsidiaries have established, implemented, updated, maintained and diligently enforced such policies, programs, procedures, contracts and systems with respect to the collection, use, storage, transfer, retention, deletion, destruction, disclosure and other forms of processing of any and all data and information (“Company Data”) including, without limitation, any and all data or information collected, used, stored, transferred, retained, deleted, destroyed, disclosed or processed with respect to any of its customers or prospective customers (“Customer Data”) as consistent and compliant with:

(i) accepted industry practice and standards as are known in the information security industry to protect, physically and electronically, information and assets from unauthorized disclosure, access, use, dissemination or modification; and

(ii) all applicable federal, state, provincial or foreign Laws relating to privacy and data protection, including but not limited to the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data.

(b) Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding, which involves or relates to a claim against the Company or any of its Subsidiaries, of any breach, misappropriation, unauthorized disclosure, access, use, dissemination, modification or any similar violation or infringement of any Company Data including, without limitation, any Customer Data.

(c) Neither the Company nor any of its Subsidiaries has any Knowledge of any actual, suspected or threatened (i) breach, misappropriation, or unauthorized disclosure, access, use, dissemination or modification of any Company Data including, without limitation any Customer Data; or (ii) breach or violation of any of the policies, programs, procedures, contracts and systems described in Section 3.18(a) above.

Section 3.19 Customers.

Section 3.19 of the Company Disclosure Schedule sets forth a list of the 10 largest customers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2008, 2009 and 2010, showing the approximate total sales by the Company and its Subsidiaries to each such customer during such period. Except as set forth on Section 3.19 of the Company Disclosure Schedule, since the Balance Sheet Date, (i) no customer listed on such schedule has terminated its relationship with the Company or its Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or its Subsidiaries and (ii) to the Knowledge of the Company, no customer on such schedule has notified the Company or any of its Subsidiaries in writing that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or its Subsidiaries.

Section 3.20 Opinion of Financial Advisor.

The Company Board of Directors has received the opinion of Oppenheimer & Co. Inc. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and on the basis of and subject to the various assumptions and qualifications set forth therein, the Offer Price to be paid to the stockholders of the Company in the Offer and the Merger is fair, from a financial point of view, to such holders (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered or will be delivered promptly to Parent. The Company has been authorized by the Financial Advisor to permit inclusion of the Fairness Opinion and references thereto in the Schedule 14D-9 and, if stockholder approval of the Merger is required under applicable Law, in the Proxy Statement.

Section 3.21 Brokers and Other Advisors.

Except for the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with the Financial Advisor, which letter describes all fees payable to the Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Financial Advisor (the “Engagement Letter”). Section 3.21 of the Company Disclosure Schedule sets forth a good faith estimate, as of the date of this Agreement, of the fees and expenses of any accountant, broker, investment banker, financial advisor, legal counsel or other Person retained by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions and payable by the Company or any of its Subsidiaries (the “Company Expense Estimate”).

Section 3.22 State Takeover Statutes.

No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Transactions. The action of the Company Board of Directors in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement, the Offer, the Merger, the Top-Up Option and the other Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. The Company has taken all actions necessary to (a) render the Rights Agreement, inapplicable to this Agreement (and any amendments hereto or thereto) and the Transactions, (b) ensure that (i) the Rights do not become exercisable or otherwise become operative, (ii) none of Parent, Purchaser or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement or (iii) a Distribution Date, a Triggering Event or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of clauses (i), (ii) and (iii), solely by reason of the execution and delivery of this Agreement or the consummation of the Transactions, and (c) provide that the Expiration Date (as defined in the Rights Agreement) shall occur, and the Rights will expire, no later than immediately prior to the Acceptance Time.

Section 3.23 Transactions with Related Parties.

Since January 1, 2010, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Securities Act as promulgated by the SEC in a proxy statement for an annual meeting of stockholders.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Corporate Power.

Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Purchaser) and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent or Purchaser of the Transactions, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Purchaser or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent,

Purchaser or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (x) or (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not, or would not reasonably be expected to, have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” shall mean any event, circumstance, change, occurrence or effect that would reasonably be expected to prevent or materially delay the ability of Parent or Purchaser to consummate the Transactions on a timely basis.

Section 4.3 Governmental Approvals, Filings and Consents.

Except for consents, approvals, filings and/or notices required by (a) the SEC, including (1) the Schedule TO, and (2) any filings required under, and compliance with the applicable requirements of, the Exchange Act and the rules and regulations promulgated thereunder, (b) the NASDAQ or the New York Stock Exchange, (c) the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the HSR Act and Applicable Foreign Competition Laws, and (e) any Accrediting Entity, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary to be obtained or made by Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Information in the Proxy Statement, Schedule 14D-9 and Offer Documents.

(a) None of the information supplied by Parent or Purchaser to the Company expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date first mailed to stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(b) None of the information supplied by Parent or Purchaser to the Company expressly for inclusion or incorporation by reference in the Schedule 14D-9 or 14(f) Information Statement (if any) (and any amendment thereof or supplement thereto) will, when filed with the SEC and at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC and at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 4.5 Ownership and Operations of Purchaser.

Parent owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6 Brokers and Other Advisors.

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except for any such fees or commissions or expenses which will be paid by Parent.

Section 4.7 Sufficient Funds.

Parent and Purchaser will have on hand immediately before the Acceptance Time and the Effective Time and otherwise when required pursuant to the terms of this Agreement all of the funds necessary to pay the aggregate Offer Price and the aggregate Merger Consideration and to otherwise consummate the Transactions and to perform their respective obligations under this Agreement.

Section 4.8 Litigation.

As of the date of this Agreement, there are no actions, suits, proceedings or claims pending or, to the knowledge of Parent or Purchaser, threatened in writing against Parent and/or Purchaser or any of their respective Affiliates with respect to this Agreement and the Transactions.

ARTICLE V ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, to use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and the goodwill of its business relationships and to retain the services of its present officers and key employees. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without prior written consent of Parent:

(a) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Common Stock upon the exercise of Options granted under the 1995 Stock Plan or the 2005 Stock Plan that are outstanding on the date of this Agreement;

(b) (i) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (ii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iii) split, combine, subdivide or reclassify any shares of its capital stock; or (iv) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract (other than any acceleration of vesting under the provisions of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, including any employment agreement, as in effect on the date of this Agreement);

(c) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(d) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (i) pursuant to Contracts in force on the date of this Agreement and listed on Section 5.1(d) of the Company Disclosure Schedule, (ii) dispositions of obsolete or worthless assets, or (iii) sales of properties or assets (excluding securities of Subsidiaries) in the ordinary course of business consistent with the Company’s past practices and that are not material in amount or significance;

(e) sell, transfer, license, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of the Company Intellectual Property, other than in the ordinary course of business and consistent with past practice;

(f) make any capital expenditure or expenditures which (i) involves the purchase of real property, (ii) is not reflected as a capital expenditure item in the 2011 Capital Budget, or (iii) individually in excess of $120,000 (regardless of whether reflected as a capital expenditure item in the 2011 Capital Budget);

(g) acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, or (ii) any assets except in the ordinary course of business consistent with past practice;

(h) make any material investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly-owned Subsidiary of the Company;

(i) (i) terminate or amend any Material Contract, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business, including in any geographic area, or (iii) amend or modify the Engagement Letter;

(j) (i) pay any bonus or make any profit-sharing or similar payment to or increase the compensation of any of its directors, officers or employees or (ii) enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus, incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (x) as required pursuant to applicable Law, Section 5.10 or the terms of the agreements set forth on Section 5.1(j) of the Company Disclosure Schedule and (y) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice; provided that any action permitted by clauses (x) or (y) of this Section 5.1(j) shall be duly approved by the Compensation Committee as an Employment Compensation Arrangement to the extent required by Section 5.12;

(k) make, revoke or change any material election concerning Taxes or Tax Returns, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, or waive or extend the statute of limitations in respect of any Material Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(l) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(m) amend or otherwise change the Company Charter Documents, the Subsidiary Organizational Documents or the Rights Agreement (other than pursuant to Section 1.13(e) or Section 3.22);

(n) adopt any new stockholder rights or similar plans;

(o) withdraw or modify the approval by the Compensation Committee of the Company Compensation Arrangements described in Section 3.11(u) as Employment Compensation Arrangements;

(p) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly-owned Subsidiaries of the Company);

(q) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Recent SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(r) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions;

(s) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.8 hereof); or

(t) agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained herein shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision of the operation of the business of the Company and its Subsidiaries in the ordinary course of business.

Section 5.2 No Solicitation by the Company.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall immediately cease and cause to be terminated, and shall not authorize or permit its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to continue to engage in or conduct, any existing discussions or negotiations with any Person with respect to a Takeover Proposal, and shall use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall not authorize or permit its Subsidiaries and Representatives to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information, except as required by applicable Law) any inquiries, proposals or offers with respect to, or that constitute, or that may reasonably be expected to lead to, any Takeover Proposal;

(ii) participate or engage in any discussions or negotiations with any third party regarding any Takeover Proposal (other than communications solely directed at informing such parties of the existence of this Section 5.2 in response to an inquiry from such third party);

(iii) enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with this Section 5.2(a)) (each, a “Company Acquisition Agreement”);

(iv) release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights; or

(v) amend or waive the Rights Agreement, redeem the Rights or take any action which would allow any Person other than Parent or Purchaser to acquire beneficial ownership of 20% or more of the shares of Common Stock without causing a “Distribution Date,” a “Triggering Event,” or a “Stock Acquisition Date” (each as defined in the Rights Agreement) to occur;

provided, however, that if after the date hereof and prior to the Acceptance Time, the Company Board of Directors receives a bona fide written Takeover Proposal that was not solicited and was made after the date hereof in circumstances not involving a breach of this Agreement, and the Company Board of Directors determines, in good faith, after consulting with its outside legal counsel and financial advisor that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and determines, in good faith, after consulting with and receiving the advice of outside legal counsel, that failure to take such action would, or would be reasonably likely to, result in a breach of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law, then the Company and/or its Subsidiaries and its Representatives may, at any time prior to the Acceptance Time (but in no event at or after the Acceptance Time) and after providing Parent not less than 2 business days prior written notice of its intention to take such actions, (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such non-public information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal (including seeking revised Takeover Proposals from such Person as part of such discussions and negotiations). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.2 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.2, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.2(c), neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent (including pursuant to Schedule 14D-9 or any amendment thereto), the Company Board Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in clauses (i) or (ii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the Company Board of Directors may, at any time prior to the Acceptance Time (but in no event at or after the Acceptance Time), make a Company Adverse Recommendation Change if: (1) the Company Board of Directors determines, in good faith, after taking into account the advice of the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change would, or would be reasonably likely to, result in a breach of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law; (2) the Company shall have given Parent prior written notice (a “Change in Recommendation Notice”) advising Parent of its intention to consider making a Company Adverse Recommendation Change at least 4 business days prior to making any Company Adverse Recommendation Change; (3) if the decision to make a Company Adverse Recommendation Change is in connection with a Takeover Proposal, (A) the Company shall have provided Parent with the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents in no event later than 24 hours after receipt of such Takeover Proposal or such proposed transaction agreements or other documents, and (B) after taking into account the advice of the Company’s outside legal counsel and its financial advisors, the Company Board of Directors shall have determined, in good faith, that such proposed Takeover Proposal is a Superior Proposal; (4) the Company shall have given Parent 4 business days after delivery of each Change in Recommendation Notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and (5) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, (A) after taking into account the advice of the Company’s outside legal counsel, the Company Board of Directors shall have continued to determine, in good faith, that the failure to make the Company Adverse Recommendation Change would, or would be reasonably likely to, result in a breach of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law and (B) if the decision to make a Company Adverse Recommendation Change is in connection with a Takeover Proposal, after taking into account the advice of the Company’s outside legal counsel and financial advisors, the Company Board of Directors shall have continued to determine, in good faith, that such proposed Takeover Proposal is a Superior Proposal; provided, that, in the event the Company Board of Directors does not make the determinations referred to in clause (5) of this Section 5.2(c) but thereafter determines to make a Company Adverse Recommendation Change pursuant to this Section 5.2(c), the procedures referred to in clauses (2), (3), (4) and (5) above shall apply anew and shall also apply to any subsequent Company Adverse Recommendation Change.

(d) For purposes of this Agreement:

(i) “Takeover Proposal” means any proposal, offer or indication of interest (whether in writing or otherwise) from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

(ii) “Superior Proposal” means a bona fide written Takeover Proposal, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least a majority of the equity interests of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Company Board of Directors determines, in its good faith, (after consultation with its outside legal counsel and a financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view than the Transactions, including the Offer and the Merger, taking into account at the time of determination all relevant factors, including any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

(e) Nothing in this Section 5.2 shall prohibit the Company Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to a Takeover Proposal, if such Board determines, in good faith, after consultation with outside legal counsel, that failure to so disclose such position would, or would be reasonably likely to, result in a violation of applicable Laws; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a Company Adverse Recommendation Change, unless, within five business days of such disclosure, the Company Board of Directors (x) expressly reaffirms the Company Board Recommendation or (y) rejects such Takeover Proposal.

(f) Notwithstanding anything to the contrary in this Section 5.2, the Company shall not be entitled to enter into any Company Acquisition Agreement unless this Agreement has been or concurrently is validly terminated by its terms in accordance with Article VII.

Section 5.3 Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the Offer Conditions and the conditions to Closing to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority, Accrediting Entity or third party necessary, proper or advisable to consummate the Transactions, including the approvals, consents, registrations, permits, authorizations and confirmations set forth on Section 3.4 and Section 3.13(c) of the Company Disclosure Schedule. Each of the parties shall provide the other parties, upon request, with copies of all filings made by such party with any Governmental Authority or Accrediting Entity and, upon request, any other information supplied by such party to a Governmental Authority or Accrediting Entity in connection with this Agreement and the transactions contemplated hereby, consistent with applicable Laws and the other provisions of this Agreement. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Treaty, Council Regulation (EC) No 1/2003 of 16 December 2002 on the implementation of the rules on competition laid down in Articles 81 and 82 of the Treaty, Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings, and all other applicable Laws and guidelines (including any other Applicable Foreign Competition Laws) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) Without limiting the generality of the undertakings pursuant to this Section 5.3, (i) the parties hereto shall provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (a “Governmental Antitrust Entity”) information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act as promptly as practicable following the date of this Agreement and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, the Company shall use commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. The parties shall use commercially reasonable efforts to take such actions as are necessary or reasonably advisable to obtain approval of consummation of the transactions contemplated by this Agreement by any Governmental Antitrust Entity or otherwise to cause the expiration or termination of the applicable waiting periods under the HSR Act. The parties shall use all commercially reasonable efforts to resolve all objections and challenges, if any, that may be asserted by any Governmental Authority with respect to the Transactions under the Antitrust Laws. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Parent or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Parent contained in this Agreement be breached or deemed breached as a result of the failure of Parent to take any of the following actions): (i) agree to or otherwise become subject to any limitations on (A) the right of Parent effectively to control or operate its business (including the business of the Company and its Subsidiaries after the Acceptance Time) or assets (including the assets of the Company and its Subsidiaries after the Acceptance Time), or (B) the right of Parent to exercise full rights of ownership of its business (including the business of the Company and its Subsidiaries after the Acceptance Time) or assets (including the assets of the Company and its Subsidiaries after the Acceptance Time), (ii) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Parent or any of its Affiliates or the business, assets or operations of the Company or its Subsidiaries after the Acceptance Time, or (iii) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices (including defending through litigation any claims asserted under the Antitrust Laws by any Governmental Authority relating to the consummation of the Transactions). In regard to any Governmental Authority, neither the Company nor its Subsidiaries shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter any of their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product or service lines or assets of, the Company or its Subsidiaries after the Acceptance Time or otherwise limits Parent’s ability to receive the full benefits of this Agreement.

(c) Each of Parent and the Company will promptly inform the other party upon receipt of any material communication from any Governmental Authority regarding any of the Transactions. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws, and shall provide to the Company’s or Parent’s outside antitrust counsel, as appropriate, all information and documents reasonably requested by such counsel promptly upon request, subject to any reasonable restrictions. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “outside counsel only” or “outside antitrust counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient or, in the case of “outside antitrust counsel only,” to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel or outside antitrust counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials of Parent and the Company.

Section 5.4 Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (a) as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance, or (b) as otherwise contemplated by this Agreement.

Section 5.5 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form, and including all material environmentally related audits, studies, reports, analyses, and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries), officers, employees, accountants, counsel, financial advisors and other Representatives and to all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.

(b) The Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws; provided, that any report, schedule or other document filed or submitted by the Company using the SEC’s EDGAR system and publicly available on the SEC’s EDGAR system shall be deemed made available to Parent.

(c) Parent and the Company shall hold information received from the Company pursuant to this Section 5.5 in confidence in accordance with the terms of the Confidentiality Agreement, dated September 17, 2010, between Parent and the Company (the “Confidentiality Agreement”).

(d) No investigation, or information received, pursuant to this Section 5.5 will modify any of the representations and warranties of the parties hereto.

Section 5.6 Notification of Certain Matters.

The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company or the knowledge of Parent, as the case may be, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event that, would cause any representation or warranty made by such party contained in this Agreement to be untrue, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement contemplated pursuant to this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

Section 5.7 Indemnification and Insurance.

(a) Following the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for not less than six years after the Closing Date, the Company’s current directors and officers’ insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Closing Date; provided, however, that Parent and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 200% of the most recent annual premium paid by the Company prior to the date hereof (the “Cap”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

(b) Following the Effective, Time, Parent shall cause the Surviving Corporation for not less than six (6) years after the Closing Date to keep in effect in the Company Charter Documents all provisions at least as favorable as the provisions in the Company Charter Documents on the date hereof that provide for exculpation of director or officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company, except as limited by applicable Law, and such provisions shall not be amended during such six (6) year period except as either required by applicable Law or to make changes permitted by applicable Law that would enhance the rights of past or present officers and directors to exculpation, indemnification or advancement of expenses.

(c) The Persons to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each such Person and his or her heirs, successors and representatives. Notwithstanding anything contained in this Section 5.7 to the contrary, this Section 5.7 shall survive the consummation of the Merger and shall be binding on all successors and assigns of the Parent and the Surviving Corporation.

Section 5.8 Securityholder Litigation.

The Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

Section 5.9 Fees and Expenses.

Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. The Company shall notify Parent promptly of any material increase in the Company Expense Estimate.

Section 5.10 Certain Employee-Related Matters.

(a) Except to the extent excluded from coverage under a comparable Company Plan maintained by the Company or its Subsidiaries immediately prior to the Effective Time (each a “Prior Company Plan”), for purposes of determining whether a Continuing Employee has met the eligibility service requirements of a Parent Benefit Plan and upon each applicable Continuing Employee’s commencement of participation in an applicable Parent Benefit Plan for purposes of vesting and for purposes of benefit accrual under Parent’s vacation and severance arrangements as in effect on the date hereof, Parent shall credit each Continuing Employee with his or her years of service (or applicable portion thereof, as the case may be) with the Company, any ERISA Affiliates, and any predecessor entities, to the same extent as such Continuing Employee was entitled to credit for such service under any Prior Company Plan prior to the Continuing Employee’s commencement of participation in the Parent Benefit Plan, except that Continuing Employees shall receive no such credit (i) to the extent that such credit would result in a duplication of benefits or (ii) under any newly-established Parent Benefit Plan for which similarly-situated employees of Parent do not receive credited service. Parent shall cause any applicable service or benefit plan provider providing the Parent Benefit Plans that are “group health plans” (within the meaning of Section 5000(b)(1) of the Code), to the extent it is lawful and applicable, to waive any pre-existing condition exclusions or waiting periods for Continuing Employees. Any Parent Benefit Plan that by its terms, whether specifically or by interpretation, excludes a Continuing Employee from participation in such Parent Benefit Plan (other than any such plans with respect to which new participation has been frozen for Parent employees generally) shall be amended to provide that Continuing Employees shall participate in any such plan to the same extent as similarly situated employees of Parent (except as may be prohibited by applicable Law), and no Continuing Employee shall be denied credit for service performed for the Company, any ERISA Affiliates, and any predecessor entities under Parent Benefit Plans to the extent consistent with the other provisions of this Section 5.10, unless it is contrary to applicable Law. For purposes of this Agreement, the term “Continuing Employee” shall mean those individuals employed by the Company or any of its Subsidiaries as of the Closing Date who continue their employment with the Company, Parent or those Subsidiaries that are ERISA Affiliates on and after the Closing Date, and the term “Parent Benefit Plans” shall mean the employee benefit plans of Parent, the

Surviving Corporation or an Affiliate of either such entity, other than a defined benefit pension benefit plan. For purposes of this Agreement, the term “ERISA Affiliate” shall include any organization that is or has ever been treated as a single employer with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. For the avoidance of doubt, Continuing Employees shall not receive credit for service prior to the Effective Time for purposes of benefit accrual under any Parent Benefit Plan that is a defined benefit pension plan.

(b) Parent shall take (or cause to be taken) all actions necessary to credit Continuing Employees employed in the United States who elect medical coverage through Parent’s Health Care Solutions program with a contribution to their health reimbursement accounts for the plan fiscal year that ends December 31, 2011, with the amount to be determined based on the type of coverage elected according to the following schedule:

Individual Employee	$350
Individual Employee plus one	$625
Family	$950.

(c) The Company shall take (or cause to be taken) all actions necessary, including the provision of notice to all insurance carriers and third party administrators, to terminate the Executive Benefit Program, the Executive Deferred Compensation Plans and the Executive Severance Plan, effective as of the Closing Date. In addition, if requested in writing by Parent at least five business days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary, including the provision of notice to all insurance carriers and third party administrators (provided that Parent has submitted such written request to the Company prior to the date notice is required by such insurance carrier or third party administrator), to terminate such other Company benefit plans as requested by Parent (other than the Company 401(k) Plan, for which Section 5.10(d) shall instead apply) (each, an “Other Company Plan”). Any termination, early surrender, early withdrawal or other charges incurred as a result of the termination of an Other Company Plan at such request of Parent shall be paid for, or reimbursed to the Company, by Parent.

(d) If requested in writing by Parent at least five business days prior to the consummation of the Offer, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the date on which the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “Plan Termination Date”), any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Plan Termination Date written evidence of the adoption by the Company Board of Directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request. Any actions taken under this Section 5.10(d) shall be made contingent upon the consummation of the Offer.

Section 5.11 Section 16.

The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition of the Shares in the Offer and the deemed disposition and cancellation of the Shares and Options in the Merger by applicable individuals.

Section 5.12 Rule 14d-10(d).

Prior to the Expiration Date, the Company (acting through its Compensation Committee) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of the Company’s or its Subsidiaries’ officers, directors or employees (or, if requested by Parent, entered into by Parent or any of Parent’s Subsidiaries with any of the Company’s or its Subsidiaries’ officers, directors or employees) pursuant to which consideration is paid to such officer, director or employee to be approved as an Employment Compensation Arrangement and to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act.

ARTICLE VI CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation.

The obligations of Parent, Purchaser and the Company to effect the Merger shall be subject to the satisfaction or waiver in writing, on or prior to the Effective Time, of the following conditions:

(a) Company Stockholder Approval. To the extent required by applicable Law, the Merger shall have been duly approved by holders of Shares constituting the Company Stockholder Approval;

(b) Consummation of the Offer. Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not properly withdrawn pursuant to the Offer (including pursuant to any “subsequent offer period” provided by Purchaser pursuant to this Agreement, if any); and

(c) No Injunctions or Restraints. No Law, order (whether executive or otherwise), stay, decree, injunction, judgment or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

ARTICLE VII TERMINATION

Section 7.1 Termination.

(a) This Agreement may be terminated and the Transactions may be abandoned at any time before the commencement of the Offer, whether before or after stockholder approval of this Agreement and the Transactions, by the Company, if Purchaser shall have failed to commence the Offer within the time period set forth in Section 1.1(a); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(a) if Purchaser’s failure to commence the Offer within such time is due to a material breach of this Agreement by the Company.

(b) This Agreement may be terminated and the Transactions may be abandoned at any time before the Acceptance Time, whether before or after stockholder approval of this Agreement and the Transactions:

(i) by either Parent or the Company:

(A) if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (1) in the case of a breach by the Company, would result in either of the conditions set forth in paragraphs (2)(ii)(b) or (2)(ii)(c) of Annex I not being satisfied, and (2) in the case of a breach by Parent or Purchaser, would have or would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (in each case, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 7.1(b)(i)(A) unless such breach is not cured, or is not reasonably capable of being cured (and accordingly, the effects specified in clauses (1) or (2), as applicable, of this Section 7.1(b)(i)(A) remain uncured, or are not reasonably capable of being cured), by the earlier of either (x) 30 days after the receipt of notice of such breach by the breaching party from the non-breaching party and (y) the Final Outside Date);

(B) if Purchaser shall not have accepted for payment and paid for all Shares tendered pursuant to the Offer in accordance with the terms thereof on or before the Final Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i)(B) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, Purchaser’s failure to accept for payment and pay for all Shares tendered pursuant to the Offer on or before the Final Outside Date; or

(ii) by Parent, if (A) the Company Board of Directors or any committee thereof shall have effected a Company Adverse Recommendation Change (whether or not in compliance with Section 5.2), (B) the Company Board of Directors or any committee thereof shall have recommended (or proposed publicly to recommend) any Takeover Proposal (whether or not a Superior Proposal), (C) after a tender offer or exchange offer that, if successful, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act ) becoming a beneficial owner of 20% or more of the outstanding Shares is commenced (other than by Parent or Purchaser), the Company Board of Directors shall have failed to recommend that the Company’s stockholders not tender their Shares in such tender or exchange offer, (D) the Company shall have entered into any Company Acquisition Agreement, (E) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Board Recommendation in the Offer Documents, (F) the Company Board of Directors or any committee thereof shall have resolved to take any action described in the preceding clauses (A) through (E), or (G) the Company shall have breached in any material respect any of the provisions of Section 5.2; or

(iii) by the Company, if (A) subject to the terms of this Agreement, the Company Board of Directors has effected a Company Adverse Recommendation Change in response to a Superior Proposal pursuant to and in compliance with Section 5.2(c) (and, if such Superior Proposal is to be consummated pursuant to a definitive Company Acquisition Agreement, the Company Board of Directors has authorized the Company to enter into a definitive Company Acquisition Agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement)), (B) the Company has not breached or violated the terms of Section 5.2 hereof in connection with such Superior Proposal (or any Takeover Proposal that was a precursor thereto), (C) the Company pays to Parent the Company Termination Fee and Expense Reimbursement Amount in accordance with Sections 7.3(b) and 7.3(e), and (D) promptly following the termination of this Agreement, either (x) if such Superior Proposal is to be consummated pursuant to a definitive Company Acquisition Agreement, the Company enters into such definitive Company Acquisition Agreement to effect such Superior Proposal, or (y) if such Superior Proposal is not to be consummated pursuant to a definitive Company Acquisition Agreement, the Superior Proposal is consummated.

(c) This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

(i) by either Parent or the Company, if any Law prohibits consummation of the Transactions, or any other Restraint having the effect set forth in Section 6.1(c) is in effect and shall have become final and nonappealable; or

(ii) by the mutual written consent of Parent and the Company duly authorized by their respective Boards of Directors.

Section 7.2 Effect of Termination.

In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become null and void (other than the provisions of Sections 5.4, 5.5(c), 5.9, 7.2, 7.3 and 7.4, and Article VIII, all of which shall survive termination of this Agreement (the “Surviving Provisions”)), and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates arising under this Agreement, except (i) as set forth in the Surviving Provisions, and (ii) nothing in this Agreement shall relieve any party from liability for fraud or any intentional breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 7.3 Company Termination Fee.

(a) If Parent terminates this Agreement pursuant to Section 7.1(b)(ii), then the Company shall pay to Parent promptly, but in no event later than two business days after the date of such termination, a termination fee of $2,500,000 in cash (the “Company Termination Fee”) and shall reimburse Parent for its reasonable out-of-pocket expenses in connection with this Agreement and the Transactions in an amount not to exceed $500,000 (the “Expense Reimbursement Amount”).

(b) If the Company terminates this Agreement pursuant to Section 7.1(b)(iii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Company Termination Fee and the Expense Reimbursement Amount.

(c) If (i) Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(i)(B) as a result of the failure to satisfy the Minimum Condition, and (ii) following the execution and delivery of this Agreement and prior to the termination of this Agreement, a Takeover Proposal (whether or not a continuation or renewal of, or otherwise relating to, any Takeover Proposal that was publicly announced or became publicly known prior to the execution and delivery of this Agreement) shall have been publicly announced or shall have become publicly known and not publicly withdrawn, and (iii) concurrently with, or within 12 months following such termination, the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal, then, the Company shall pay to Parent the Company Termination Fee and the Expense Reimbursement Amount promptly following the earlier of the execution of the definitive agreement with respect to, or the consummation of, any transaction contemplated by any Takeover Proposal (and in any event not later than two business days after receipt by the Company of notice of demand for payment from Parent delivered in accordance with Section 8.9).

(d) The Company Termination Fee and the Expense Reimbursement Amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.

(e) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions contemplated by this Agreement and that without these agreements, Parent would not have entered into this Agreement.

(f) Subject to and without limiting in any way the provisions of Section 7.2, the parties hereto agree that payment of the Company Termination Fee and the Expense Reimbursement Amount shall be Parent and Purchaser’s exclusive remedy for any termination of this Agreement pursuant to Section 7.1 under circumstances where the Company Termination Fee and the Expense Reimbursement Amount are payable under this Section 7.3 and that Parent and Purchaser shall have no further recourse against the Company for, or as a result of, such termination.

Section 7.4 Parent Termination Fee.

(a) If (i) Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(i)(B) as a result of the failure to satisfy the HSR Condition and (ii) such failure to satisfy the HSR Condition was not primarily the result of the Company’s breach of its obligations under Section 5.3, then Parent shall pay to the Company promptly, but in no event later than two business days after the date of such termination, a termination fee of $150,000 (the “Parent Termination Fee”)

(b) The Parent Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company.

(c) Parent acknowledges that the agreements contained in this Section 7.4 are an integral part of the Transactions contemplated by this Agreement and that without these agreements, the Company would not have entered into this Agreement.

(d) Subject to and without limiting in any way the provisions of Section 7.2, the parties hereto agree that payment of the Parent Termination Fee shall be the Company’s exclusive remedy for any termination of this Agreement pursuant to Section 7.1 under circumstances where the Parent Termination Fee is payable under this Section 7.4 and that the Company shall have no further recourse against Parent or the Purchaser for, or as a result of, such termination.

ARTICLE VIII MISCELLANEOUS

Section 8.1 No Survival.

Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.7 and 5.9 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and the Surviving Provisions shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2 Amendment or Supplement.

At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company

Stockholder Approval, if applicable, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that if the adoption of this Agreement by the stockholders of the Company is required by applicable Law, then following the adoption of this Agreement by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3 Extension of Time, Waiver.

At any time prior to the Effective Time, any party may, subject to applicable Law and except as otherwise limited by the terms of this Agreement, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.

Section 8.4 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5 Counterparts.

This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries.

Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed by all of the parties hereto. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.7 (with respect to which the Persons to which such Section 5.7 applies shall be third party beneficiaries in accordance with Section 5.7), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7 Governing Law; Jurisdiction.

(a) The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if such court lacks jurisdiction any federal court sitting in the State of Delaware) over any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.9.

Section 8.8 Specific Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to the limitations on remedies set forth in Sections 7.3(f) and 7.4(d), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.9 Notices.

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Purchaser, to:

Laboratory Corporation of America Holdings

531 South Spring Street

Burlington, NC 27215

Attention: Chief Executive Officer

Facsimile: (336) 436-1053

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Harbor East

100 International Drive

Suite 2000

Baltimore, MD 21202

Attention: Michael J. Silver

Facsimile: (410) 539-6981

If to the Company, to:

Orchid Cellmark Inc.

4390 US Route One

Princeton, NJ 08540

Attention: William J. Thomas, Esq.

Facsimile: (609) 750-6405

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: John J. Cheney, Esq.

Facsimile: 617-542-2241

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 8.9, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

Section 8.10 Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“1995 Stock Plan” shall mean the Company’s 1995 Stock Incentive Plan, as amended.

“2005 Stock Plan” shall mean the Company’s Amended and Restated 2005 Stock Plan, as amended.

“2011 Capital Budget” shall mean the Company’s annual capital expenditure budget for fiscal year 2011 attached to Section 8.11 of the Company Disclosure Schedule.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Foreign Competition Laws” shall mean Laws of any foreign governmental body or international institution that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and are applicable to the Merger.

“beneficial ownership” (and its correlative terms) shall have the meanings assigned to such terms in Rule 13d-3 under the Exchange Act.

“Bid” means any written quotation, bid or proposal made by the Company that if accepted or awarded to the Company would lead to an agreement with any Person for the sale of products or services by the Company.

“business day” has the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

“Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or any Subsidiary of the Company and any of the officers, directors or employees of the Company or any Subsidiary of the Company and any amendments thereto entered into during the 12 months immediately prior to the date hereof, (ii) any Options, SARs, RSUs or Restricted Stock awarded to, or any acceleration of vesting of any Options, SARs, RSUs or Restricted Stock held by, any of the officers, directors or employees of the Company or any Subsidiary of the Company during the 12 months immediately prior to the date hereof, (iii) any Options, SARs, RSUs or Restricted Stock awarded to, or any acceleration of vesting of any Options, SARs, RSUs or Restricted Stock held by, a member of the Company Board of Directors during the 12 months immediately prior to the date hereof, and (iv) any other “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14(d)-10(d)(1) promulgated under the Exchange Act.

“Company Stock Plans” shall mean the following: the 2005 Stock Plan, the 1995 Stock Plan, the Lifecodes Corporation 1992 Employee Stock Option Plan, the Lifecodes Corporation 1995 Employee Stock Option Plan, the Lifecodes Corporation 1998 Stock Plan and any other employee benefit plan of the Company or its Subsidiaries that provides for any equity award to participants thereunder.

“Executive Benefit Program” shall mean the Orchid Biocomputer, Inc. Supplemental Executive Benefit Program.

“Executive Deferred Compensation Plans” shall mean (i) the Orchid Biocomputer, Inc. Executive Deferred Compensation Plan and (ii) the Orchid Cellmark Inc. Non-Qualified Deferred Compensation Plan.

“Executive Severance Plan” shall mean the Orchid Biocomputer, Inc. Executive Severance Pay Plan.

“Final Outside Date” shall mean the Initial Outside Date, or, if as of the Initial Outside Date the HSR Condition shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, the Final Outside Date shall mean the Extended Outside Date.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, international institution, commission or authority or other governmental instrumentality, whether federal, state, national, European Union, or local, domestic, foreign or multinational, and whether executive, legislative or judicial, of competent jurisdiction.

“Government Bid” means a Bid submitted by the Company to a Governmental Authority in response to a written request for quotation, bid or proposal, including a prime contractor or a higher tier subcontractor to the United States government or any foreign government for the design, manufacture or sale of products or the provision of services by the Company.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, task order, teaming agreement, memorandum of understanding, memorandum of agreement or other contract, or a legally binding commitment thereunder or relating thereto, to which the Company is a party or by which it is bound or otherwise is subject, the ultimate contracting party of which is a Governmental Authority.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge of the Company” shall mean the actual knowledge of the Company’s directors and executive officers, after reasonable inquiry by such directors and executive officers of such matter in question, including the solicitation of information pertaining to such matter in question from the Company’s executive directors and operations directors having responsibility relating to such matter in question (but then only to the actual knowledge of such executive directors and operations directors without further inquiry). For purposes of Section 3.12, “reasonable inquiry” shall mean only the reasonable review of those environmental assessments, reports, audits and other documents in the Company’s possession or under its control pertaining to the matter in question and the solicitation of information pertaining to such matter in question from those Company executive directors and operations directors having responsibility relating to such matter in question (but then only to the actual knowledge of such executive directors and operations directors without further inquiry), and does not require any manner of physical inspection of any of the Company’s or its Subsidiaries facilities or properties or any invasive environmental testing.

“Laws” shall mean any foreign, national, European Union, federal, state, and local statutes, common law, ordinances, rules, regulations, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons or entities.

“Option” means any option to acquire shares of Common Stock issued under any Company Plan (or any predecessor plan providing for the issuance of options to employees of the Company or any of its Subsidiaries).

“Pension Plan” shall mean the group personal pension plan provided, at the direction of the UK Subsidiary by Norwich Union for the benefit of the employees of the UK Subsidiary.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Restricted Stock” means each unvested Share subject to restrictions and forfeiture granted pursuant to the Company Stock Plans.

“RSU” means a Restricted Stock Unit granted pursuant to the Company Stock Plans.

“SAR” or “SARs” means stock appreciation right, or portion thereof, whether settled in cash or Shares.

“Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“UK Subsidiary” shall mean Orchid Cellmark Limited, a private company with limited liability incorporated under the laws of England and Wales, and a Subsidiary of the Company.

The following terms are defined in the section of this Agreement set forth after such term below:

14(f) Information	Section 1.3(a)
14(f) Information Statement	Section 1.3(a)
2005 Option	Section 2.3(a)
Acceptance Time	Section 1.3
Accreditation	Section 3.8(c)
Accreditation Standards	Section 3.8(c)
Accrediting Entities	Section 3.8(c)
Agreement	Recitals
Annex I	Section 1.1(a)
Antitrust Laws	Section 5.3(a)
Balance Sheet Date	Section 3.5(h)
Bankruptcy and Equity Exception	Section 3.3(a)
Cap	Section 5.7(a)

Certificate of Merger	Section 1.6
Certificates	Section 2.2(b)
Change in Recommendation Notice	Section 5.2(c)
Closing	Section 1.5
Closing Date	Section 1.5
Code	Section 2.2(g)
Common Stock	Recitals
Company	Recitals
Company 401(k) Plan	Section 5.10(d)
Company Acquisition Agreement	Section 5.2(a)(iii)
Company Adverse Recommendation Change	Section 5.2(c)
Company Balance Sheet	Section 3.5(h)
Company Board of Directors	Recitals
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Section 3.1(c)
Company Data	Section 3.18(a)
Company Disclosure Schedule	Article III
Company Expense Estimate	Section 3.21
Company Intellectual Property	Section 3.16(a)(i)
Company Material Adverse Effect	Section 3.1(a)
Company Plans	Section 3.11(a)
Company SEC Documents	Section 3.5(a)
Company Stockholder Approval	Section 3.3(d)
Company Termination Fee	Section 7.3(a)
Compensation Committee	Section 3.11(u)
Confidentiality Agreement	Section 5.5(c)
Continuing Directors	Section 1.3
Continuing Employee	Section 5.10(a)
Contract	Section 3.3(c)(ii)
Contract Disputes Act	Section 3.14(d)
Copyrights	Section 3.16(a)(ii)
Customer Data	Section 3.18(a)
DGCL	Recitals
Dissenting Shares	Section 2.1(e)
Dissenting Stockholders	Section 2.1(e)
Effective Time	Section 1.6
Employee Compensation Arrangement	Section 3.11(u)
Engagement Letter	Section 3.21
Environmental Claims	Section 3.12(i)
Environmental Laws	Section 3.12(i)(i)
Environmental Permits	Section 3.12(i)(iv)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 5.10(a)

Event of Default	Section 1.13(d)
Exchange Act	Section 1.1(a)
Expense Reimbursement Amount	Section 7.3(a)
Expiration Date	Section 1.1(d)
Extended Outside Date	Section 1.1(e)(i)
Fairness Opinion	Section 3.20
Financial Advisor	Section 3.20
Governmental Antitrust Entity	Section 5.3(b)
Governmental Authority	Section 8.11(a)
group	Section 5.2(d)(i)
Hazardous Materials	Section 3.12(i)(iii)
Independent Committee	Recitals
Initial Expiration Date	Section 1.1(d)
Initial Outside Date	Section 1.1(e)(i)
Intellectual Property Rights	Section 3.16(a)(ii)
IRS	Section 3.10(o)
Leased Real Property	Section 3.15(b)
License Agreements	Section 3.16(c)
Liens	Section 3.1(b)
Marks	Section 3.16(a)(ii)
Material Contract(s)	Section 3.13(a)(xiii)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Shares	Section 2.1(c)
Multiemployer Plan	Section 3.11(a)
NASDAQ	Section 1.1(e)(iii)
Non-2005 Option	Section 2.3(a)
Non-Obligated Person	Section 8.12(d)
Offer	Recitals
Offer Conditions	Section 1.1(b)
Offer Documents	Section 1.1(i)
Offer Price	Recitals
Offer to Purchase	Section 1.1(c)
Other Company Plan	Section 5.10(c)
Owned Real Property	Section 3.15(a)
Parent	Recitals
Parent Benefit Plans	Section 5.10(a)
Parent Material Adverse Effect	Section 4.2(b)
Parent Termination Fee	Section 7.4(a)
Patents	Section 3.16(a)(ii)
Paying Agent	Section 2.2(a)
Permits	Section 3.8(b)
Plan Termination Date	Section 5.10(d)

Policies	Section 3.17
Preferred Stock	Section 3.2(a)
Prior Company Plan	Section 5.10(a)
Proxy Statement	Section 1.11(a)
Purchaser	Recitals
Real Property Lease	Section 3.15(b)
Recent SEC Documents	Article III
Regulation M-A	Section 1.1(i)
Release	Section 3.12(i)(v)
Remediation	Section 3.12(i)(vi)
Representatives	Section 5.2(a)
Restraints	Section 6.1(d)
Rights	Recitals
Rights Agreement	Recitals
Sarbanes-Oxley Act	Section 3.5(c)
Schedule 14D-9	Section 1.2(b)
Schedule TO	Section 1.1(i)
SEC	Section 1.1(e)(iii)
Securities Act	Section 1.13(e)
Share(s)	Recitals
Short Form Threshold	Section 1.12
Software	Section 3.16(a)(iii)
Special Meeting	Section 1.11(b)(i)(A)
Stock Option Payment	Section 2.3(a)
Subsidiary Organizational Documents	Section 3.1(c)
Superior Proposal	Section 5.2(d)(i)
Surviving Corporation	Section 1.4
Surviving Provisions	Section 7.2
Takeover Proposal	Section 5.2(d)(i)
Tax Returns	Section 3.10(r)
Taxes	Section 3.10(r)
Top-Up Closing	Section 1.13(c)
Top-Up Exercise Note	Section 1.13(c)
Top-Up Notice Date	Section 1.13(c)
Top-Up Notice Receipt	Section 1.13(c)
Top-Up Option	Section 1.13(a)
Top-Up Option Shares	Section 1.13(a)
Trade Secrets	Section 3.16(a)(ii)
Transactions	Section 1.2(a)
Uncertificated Shares	Section 2.2(b)
WARN	Section 3.11(t)

Section 8.12 Interpretation; Other.

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-business day, the period in question ends on the next succeeding business day. Any reference in this Agreement to $ means United States dollars. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full in this Agreement and are an integral part of this Agreement. Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement. Unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear. The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time. All references in this Agreement to specific Laws or to specific sections or provisions of Laws, apply to the respective federal, state, local, or foreign Laws that bear the names so specified and to any succeeding or amended Law, section, or provision corresponding thereto. Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) For purposes of this Agreement, a statement that the Company has “made available” or “delivered” any document shall be deemed satisfied by the inclusion of such document among the Recent SEC Documents or if such document has been posted prior to the date of this Agreement to an electronic data room for review by Parent or its advisors.

(d) This Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the parties hereto. No past, present or future officer, director, stockholder, employee, incorporator, member, partner, agent, attorney, representative or affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) (any such Person, a “Non-Obligated Person”) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/s/ F. Samuel Eberts III
	Name:	F. Samuel Eberts III
	Title:	Secretary, Senior Vice President

OCM ACQUISITION CORP.

By:	/s/ F. Samuel Eberts III
	Name:	F. Samuel Eberts III
	Title:	President

ORCHID CELLMARK INC.

By:	/s/ James F. Smith
	Name:	James F. Smith
	Title:	Vice President and CFO

ANNEX I

Conditions of the Offer

(1) Notwithstanding any other terms or provisions of the Offer, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), unless as of any scheduled Expiration Date, the number of Shares validly tendered pursuant to the Offer (and not properly withdrawn prior to any then scheduled Expiration Date), together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of:

(i) all Shares then outstanding (including any Shares held in escrow and any Restricted Stock), plus

(ii) all shares of Common Stock issuable upon the exercise, conversion or exchange of any Options, SARs, RSUs, warrants, or other rights to acquire shares of Common Stock then outstanding, regardless of whether or not then vested, (collectively, the “Minimum Condition”).

(2) Furthermore, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if:

(i) any waiting period under the HSR Act applicable to the Transactions has not expired or terminated prior to the termination or expiration of the Offer at or prior to any then scheduled Expiration Date (the “HSR Condition”); or

(ii) upon the expiration of the Offer and before acceptance of any such Shares for payment, any of the following events or conditions has occurred or exists and is continuing at the scheduled Expiration Date, regardless of the circumstances giving rise to such events or conditions:

(a) any Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Offer or the Merger or making the consummation of the Offer or the Merger illegal or any Governmental Authority shall have instituted any proceeding seeking any such Restraint;

(b) any representation or warranty of the Company contained in the Merger Agreement that is qualified by “materiality,” “Company Material Adverse Effect” or a similar qualifier is not true and correct in all respects, and any representation or warranty of the Company contained in the Merger Agreement that is not so qualified is not true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Acceptance Time as though made on and as of the Acceptance Time (except for representations

I-1

and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date);

(c) the Company shall have breached or failed to perform or comply with, in any material respect, any obligation, covenant or agreement to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer, and such breach or failure, if curable, shall not have been cured prior to the expiration of the Offer;

(d) the Company shall have failed to deliver to Parent a certificate, dated as of the Expiration Date, signed by the Chief Executive Officer and the Chief Financial Officer of the Company and certifying as to the satisfaction by the Company of the conditions specified in paragraph (2)(ii)(b) of this Annex I and paragraph (2)(ii)(c) of this Annex I;

(e) the Merger Agreement shall have been terminated in accordance with its terms;

(f) there shall have occurred and be continuing (i) any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally or in the State of New York, or (iii) any material limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions (the “Trading Suspension Condition”); or

(g) Since the date of the Merger Agreement, there has been or occurred any event, circumstance, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

The capitalized terms used and not defined in this Annex I shall have the meanings set forth in the agreement to which this Annex I is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Annex I is attached.

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Exhibit A

Form of Certificate of Incorporation of Surviving Corporation

SECOND RESTATED

CERTIFICATE OF INCORPORATION

OF

ORCHID CELLMARK INC.

Article 1.	NAME

The name of this corporation is ORCHID CELLMARK INC. (the “Corporation”).

Article 2.	REGISTERED OFFICE AND AGENT

The registered office of the Corporation in the State of Delaware shall be at 2711 Centerville Road, Suite 400 in Wilmington, County of New Castle, Delaware. The name of the initial registered agent of the Corporation at such address is the Corporation Service Company.

Article 3.	PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4.	CAPITAL STOCK

4.1. Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,000, all of one class, having a par value of $.001 per share, all of which such shares shall be Common Stock.

4.2. Common Stock

4.2.1. Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.2. Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.3. Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

Article 5.	BOARD OF DIRECTORS

5.1. Number; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors of the Corporation.

5.2. Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

5.3. Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 (or any successor section) of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 5.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 6.	INDEMNIFICATION

6.1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation

The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6.7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

6.2. Actions or Suits by or in the Right of the Corporation

The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

6.3. Indemnification for Expenses of Successful Party

Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

6.4. Notification and Defense of Claim

As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 6.4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

6.5. Advance of Expenses

Subject to the provisions of Section 6.6 below, in the event that the Corporation does not assume the defense pursuant to Section 6.4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

6.6. Procedure for Indemnification

In order to obtain indemnification or advancement of expenses pursuant to Section 6.1, 6.2, 6.3 or 6.5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, or 20 days with respect to a claim for the advancement of expenses, unless with respect to requests under Section 6.1, 6.2 or 6.5 the Corporation determines within such 60-day period, or 20-day period as the case may be, that the Indemnitee did not meet the applicable standard of conduct set forth in Section 6.1 or 6.2, as the case may be. Such determination shall be made in each instance by (i) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (ii) a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (iii) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (iv) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (v) a court of competent jurisdiction.

6.7. Remedies

The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the time period referred to above in Section 6.6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct nor an actual determination by the Corporation pursuant to Section 6.6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

6.8. Subsequent Amendment

No amendment termination or repeal of this Article or of the relevant provisions of the Delaware General Corporation Law or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment termination or repeal.

6.9. Other Rights

The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

6.10. Partial Indemnification

If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

6.11. Insurance

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

6.12. Merger or Consolidation

If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

6.13. Savings Clause

If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

6.14. Definitions

Terms used herein and defined in Section 145(h) and Section 145(i) of the Delaware General Corporation Law shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

6.15. Subsequent Legislation

If the Delaware General Corporation Law is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article 7.	AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 8.	RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.

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